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                                                                    Exhibit 99.2

                                                                PUBLIC RELATIONS

                                                                   MetLife, Inc.
                                                               One MetLife Plaza
                                                        27-01 Queens Plaza North
For Immediate Release News                            Long Island City, NY 11101

(METLIFE(R) LOGO)

Contacts: For Media:     John Calagna
                         (212) 578-6252

          For Investors: Tracey Dedrick
                         (212) 578-5140

                  METLIFE BOARD OF DIRECTORS DECLARES DATE FOR
                        2007 ANNUAL SHAREHOLDERS MEETING

NEW YORK, January 16, 2007 - The board of directors of MetLife, Inc. (NYSE: MET) announced today that the company will hold its 2007 annual shareholders meeting on Tuesday, April 24, 2007. The board also established March 1, 2007 as the record date for determining shareholders entitled to vote at the meeting. The meeting will begin at 10:30 a.m. (ET) and will take place in New York City.

MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.

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